UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AURA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2024

This proxy statement supplement, or the Supplement, dated June 14, 2024, supplements the definitive proxy statement, or the Proxy Statement, of Aura Biosciences, Inc., or the Company or Aura, filed with the Securities and Exchange Commission on April 25, 2024, relating to the annual meeting of stockholders of Aura to be held virtually via the Internet at www.virtualshareholdermeeting.com/AURA2024 on June 20, 2024 at 9:30 a.m. Eastern Time. The sole purpose of this Supplement is (a) to amend each of (1) Non-Employee Director Compensation, (2) Executive Compensation and (3) Principal Stockholders sections of the Proxy Statement, in each case, to update the disclosure for the Company’s named executive officers to include J. Jill Hopkins, M.D. and to remove Cadmus C. Rich, M.D. as a named executive officer, and (b) to amend Non-Employee Director Compensation and Executive Compensation sections of the Proxy Statement to correct the calculation of the value of option awards to be in accordance with FASB Accounting Standards Codification Topic 718.

Except as set forth in this Supplement, no other changes are made to the Proxy Statement. Unless expressly stated, this Supplement does not reflect events occurring after the filing of the Proxy Statement, nor does it modify or update in any way the disclosures contained in the Proxy Statement, which speak as of the date of the Proxy Statement. Accordingly, this Supplement should be read in conjunction with the Proxy Statement and the Company’s other SEC filings subsequent to the filing of the Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors and received compensation for such service during fiscal year 2023. Directors who also serve as employees received no additional compensation for their service as directors. During fiscal year 2023, Elisabet de los Pinos, Ph.D., our Chief Executive Officer, was a member of our Board of Directors, as well as an employee, and received no additional compensation for her services as a director. See the section titled “2023 Summary Compensation Table” for more information about her compensation in fiscal year 2023.

2023 Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($)		OPTION AWARDS ($) (1)(2)	TOTAL ($)
David Johnson	$84,000		$148,318	$232,318
Giovanni Mariggi, Ph.D. (3)	—		—	—
Antony Mattessich	$55,500		$148,318	$203,818
Rajesh Parekh, Ph.D.	$40,000	(4)	$148,318	$188,318
Sapna Srivastava, Ph.D.	$55,000		$148,318	$203,318
Karan Takhar (5)	—		—	—

(1)

Amounts represent the aggregate grant date fair value of option awards granted to our directors during our fiscal year ended December 31, 2023, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024. This amount does not correspond to the actual value that may be recognized by the director upon exercise of the applicable award or sale of the underlying shares of stock. Except as noted below, none of our directors held options to purchase our common stock or any other stock awards as of December 31, 2023.

(2)

As of December 31, 2023, none of our non-employee directors held unvested stock awards. The table below reflects the aggregate number of outstanding stock options held by our non-employee directors as of December 31, 2023:

NAME	AGGREGATE NUMBER OF SHARES SUBJECT TO STOCK OPTIONS HELD AS OF DECEMBER 31, 2023 (#)
David Johnson	377,167
Giovanni Mariggi, Ph.D.	—
Antony Mattessich	101,649
Rajesh Parekh, Ph.D.	48,000
Sapna Srivastava, Ph.D.	101,649
Karan Takhar	—

(3)	Dr. Mariggi has waived all compensation and stock options for which he would otherwise be eligible as a non-employee director.
(4)	These cash fees were paid directly to a fund affiliated with Dr. Parekh’s employer, Advent Life Sciences.
(5)	Mr. Takhar has waived all compensation and stock options that he would otherwise be eligible to receive for his service as a non-employee director.

Non-Employee Director Compensation Policy

Our non-employee directors are compensated pursuant to a formal policy pursuant to which we pay our non-employee directors a cash retainer for service on our Board of Directors and for service on each committee on which the director is a member. The Chair of each committee receives a higher retainer for such service. The fees paid to non-employee directors for service on our Board of Directors and for service on each committee of our Board of Directors on which the director is a member are as follows:

Board of Directors:
Members	$40,000
Annual retainer for non-executive chair	$30,000
Audit Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Compensation Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$4,000
Retainer for chair	$8,000

In addition, the non-employee director compensation policy provides that, upon initial election to our Board of Directors, each non-employee director will be granted an option to purchase 32,000 shares of our common stock, or the Initial Grant. The Initial Grant will vest in equal installments on the first, second and third anniversaries of the grant date, subject to continued service through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders, each non-employee director who continues as a non-employee director following such meeting will be granted an annual option to purchase 16,000 shares of our common stock, or the Annual Grant. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service through the applicable vesting date. Such awards are subject to full accelerated vesting upon the sale of our Company.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board of Directors or any committee thereof.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2023 are:

•	Elisabet de los Pinos, Ph.D., our President and Chief Executive Officer;

•	Julie B. Feder, our Chief Financial Officer; and

•	J. Jill Hopkins, M.D., our Chief Medical Officer and President of Research and Development.

2023 Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elisabet de los Pinos, Ph.D.	2023	585,525	—		1,240,688	1,400,963	289,835	19,800	3,536,811
President, Chief Executive Officer and Director	2022	555,000	—		—	—	222,000	18,300	795,300
Julie B. Feder	2023	437,825	—		496,275	560,385	166,374	—	1,660,859
Chief Financial Officer
J. Jill Hopkins Chief Medical Officer and President of Research and Development	2023	109,375	200,000	(4)	1,210,950	1,365,820	49,536	—	2,935,681

(1)

Amounts represent the aggregate grant date fair value of the restricted stock unit and option awards granted to our named executive officers during the fiscal year ended December 31, 2023, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 9 to our consolidated financial statements included in our Annual Report for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024. This amount does not correspond to the actual value that may be recognized by the named executive officer upon exercise of the applicable award or sale of the underlying shares of stock. Amounts for Dr. Hopkins represent initial equity grants she received in connection with her joining the Company on October 16, 2023.

(2)

Amounts represent the annual bonuses paid with respect to achievement of our Company and, if applicable, individual performance objectives for 2023 and 2022. Amount for Dr. Hopkins was prorated in connection with her joining the Company on October 16, 2023.

(3)	The amounts reported represent matching contributions made by us under our 401(k) plan.
(4)	Amount reported represents a sign-on bonus received in connection with the commencement of Dr. Hopkins’ employment with the Company on October 16, 2023.

Narrative to 2023 Summary Compensation Table

Our Board of Directors and Compensation Committee review compensation annually for our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our Company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In fiscal year 2023 the Compensation Committee continued to retain Pay Governance to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The Compensation Committee engaged Pay Governance to, among other things, assist in developing a group of peer companies to help us determine overall compensation for our executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and aligned with our business and executive talent requirements. We do not believe the retention of, and the work performed by, Pay Governance creates any conflict of interest because Pay Governance performs no other work for our Company besides advising the Compensation Committee.

Our Compensation Committee is responsible for determining the compensation for all executive officers. Based on its discretion, taking into account the factors noted above, the Compensation Committee sets the compensation for each executive officer, including for the Chief Executive Officer, without the Chief Executive Officer present.

Base Salaries

Our named executive officers each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our Board of Directors or Compensation Committee, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

For fiscal year 2023, the annual base salary for each of Dr. de los Pinos, Ms. Feder and Dr. Hopkins were $585,525, $437,825 and $525,000, respectively.

Bonuses

We pay cash bonuses to reward our executives for their performance over the fiscal year, based on the achievement of certain corporate performance goals and, if applicable, individual performance goals. We believe such bonuses properly incentivize our named executive officers and allow us to remain competitive within the marketplace. The target annual bonuses for Dr. de los Pinos, Ms. Feder and Dr. Hopkins for the fiscal year ended December 31, 2023 were 55%, 40% and 50% of annual base salary, respectively. Based on our achievement of the applicable performance goals for 2023, the Compensation Committee determined that we had achieved 90% of our corporate goals, and, after evaluating applicable individual performance goals, each named executive officer earned the amount set forth in the 2023 Summary Compensation Table above. Dr. Hopkins’ annual bonus was prorated in connection with her joining the Company on October 16, 2023.

In addition, in connection with joining the Company on October 16, 2023, Dr. Hopkins received a sign-on bonus of $200,000, subject to repayment as described below under “—Executive Employment Arrangements.”

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. Accordingly, our Board of Directors or our Compensation Committee periodically reviews the equity incentive compensation of our named executive officers and may grant equity incentive awards to them from time to time. During fiscal year 2023, we granted both options and restricted stock units to our named executive officers.

Perquisites

We generally do not provide perquisites to our executives, other than matching contributions to our 401(k) plan, reimbursements for certain travel and relocation expenses and certain other de minimis perquisites to our executive officers, including our named executive officers.

Aura Biosciences, Inc. 401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Executive Employment Arrangements

Elisabet de los Pinos, Ph.D.

We entered into an employment agreement with Dr. de los Pinos, who serves as our Chief Executive Officer, in January 2015, which we amended in October 2017, or as amended, the de los Pinos Employment Agreement. The de los Pinos Employment Agreement provides for Dr. de los Pinos’s at-will employment, base salary, and annual target bonus. Dr. de los Pinos is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the de los Pinos Employment Agreement, in the event that Dr. de los Pinos’s employment is terminated by us without “cause” or by Dr. de los Pinos for “good reason” (as defined in the de los Pinos Employment Agreement), subject to the execution and effectiveness of a release within 60 days of such termination, she will be entitled to receive (i) 12 months of base salary continuation and a pro-rata share of any bonus for which Dr. de los Pinos was eligible, (ii) continued vesting of stock options for 12 months and (iii) subject to the Dr. de los Pinos’s timely election to continue COBRA health coverage and copayment of premium amounts at the applicable active employees’ rate, we will continue to pay the share of the premiums that we would have paid to provide health insurance to Dr. de los Pinos for the 12 month severance period. In the event that such termination occurs within nine months after a “change of control” (as defined in the de los Pinos Employment Agreement), Dr. de los Pinos will, subject to the execution and effectiveness of a release within 60 days of such termination, be entitled to receive a lump sum payment equal to 12 months of base salary as of the date of termination.

The de los Pinos Employment Agreement contains non-competition and non-solicitation provisions that apply during Dr. de los Pinos’s employment with us and for one year thereafter.

Julie Feder

In August 2018, we entered into an employment offer letter, or the Feder Offer Letter, with Ms. Feder, for the position of Chief Financial Officer. The Feder Offer Letter provides for Ms. Feder’s at-will employment, base salary, and target annual bonus. Ms. Feder is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Feder Offer Letter, in the event that Ms. Feder’s employment is terminated by us without “cause” (as defined in the Feder Offer Letter), subject to her execution of a release within 60 days of such termination, she will be entitled to receive (i) continuation of her annual base salary for nine months and (ii) subject to Ms. Feder’s timely election to continue COBRA health coverage and copayment of premium amounts at the applicable active employees’ rate, a monthly cash payment equal to the amount that we would have paid to provide health insurance to Ms. Feder for nine months.

Ms. Feder has also entered into a Confidential Information, Non-Solicitation, and Invention Assignment Agreement with us that contains non-solicitation and non-disclosure provisions that apply during and for one year following her employment with us.

J. Jill Hopkins, M.D.

In connection with her appointment as Chief Medical Officer and President of Research & Development we entered into an employment offer letter with Dr. Hopkins effective as of October 16, 2023, or the Hopkins Offer Letter. Pursuant to the Hopkins Offer Letter, Dr. Hopkins is paid an annual base salary of $525,000 and following the end of each calendar year, Dr. Hopkins is eligible to receive a discretionary annual performance bonus with a target of 50% of her then annual base salary based upon our Board’s assessment of our achievement of company performance goals and Dr. Hopkins’ continued employment with the Company. Pursuant to the Hopkins Offer Letter, Dr. Hopkins also received a sign-on bonus of $200,000 in connection with the commencement of her employment with the Company. In the event Dr. Hopkins’ employment terminates for any reason prior to the one-year anniversary of her start date, she must repay the Company 100% of the sign-on bonus, and in the event her employment terminates for any reason subsequent to the one-year anniversary but prior to the two-year anniversary of her start date, she must repay the Company 50% of the sign-on bonus.

Pursuant to the Hopkins Offer Letter, we granted Dr. Hopkins (i) an option to purchase 200,000 shares of our common stock, which will vest as follows: 25% shall vest and become exercisable on the first anniversary of October 16, 2023, and 2.0834% shall vest and become exercisable on a monthly basis thereafter over the following 36 months, subject to Dr. Hopkins’ continued service as of each vesting date, and (ii) 135,000 restricted stock units, which will vest as follows: 25% shall vest on the 15th of the month following the first anniversary of October 16, 2023, or the First Vesting Date, and 25% shall vest on each of the first year anniversary, second year anniversary, and third year anniversary of the First Vesting Date, subject to Dr. Hopkins’ continued service as of each vesting date.

Pursuant to the Hopkins Offer Letter, in the event that Dr. Hopkins’ employment is terminated by the Company without “Cause” or by Dr. Hopkins for “Good Reason” (each as defined in the Hopkins Offer Letter), subject to her execution of a release within 60 days of such termination, Dr. Hopkins will be entitled to receive (i) continuation of her annual base salary for nine months and (ii) subject to Dr. Hopkins’ timely election to continue COBRA health coverage and copayment of premium amounts at the applicable active employees’ rate, a monthly cash payment equal to the amount that the Company would have paid to provide health insurance to Dr. Hopkins for nine months.

Dr. Hopkins has also entered into a Confidential Information, Non-Solicitation, and Invention Assignment Agreement with us that contains a non-solicitation provision that applies during and for one year following her employment with us and a non-disclosure provision that apply during and following her employment with us.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of fiscal year 2023:

	OPTION AWARDS (1)						STOCK AWARDS
NAME	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Elisabet de los Pinos	1/19/2023	—	—		—	—	121,875	(3)	1,079,813
	1/19/2023	—	187,500	(4)	10.18	1/19/2033	—		—
	10/28/2021	—	—		—	—	37,178	(5)	329,397
	10/28/2021	172,656	146,094	(6)	14.00	10/28/2031	—		—
	6/28/2021	387,779	232,658	(7)	5.48	6/28/2031	—		—
	3/16/2020	186,769	8,120	(8)	4.25	3/16/2030	—		—
	2/6/2019	63,548	—		3.16	2/6/2029	—		—
	2/21/2018	364,963	—		2.74	2/21/2028	—		—
	7/7/2017	14,598	—		5.21	7/7/2027	—		—
	4/11/2016	14,598	—		5.48	4/11/2026	—		—
	6/2/2015	10,948	—		5.07	6/2/2025	—		—
	10/1/2014	5,474	—		5.76	10/1/2024	—		—
Julie Feder	1/19/2023	—	—		—	—	48,750	(3)	431,925
	1/19/2023	—	75,000	(4)	10.18	1/19/2033	—		—
	10/28/2021	—	—		—	—	13,124	(5)	116,279
	10/28/2021	60,937	51,563	(6)	14.00	10/28/2031	—		—
	6/28/2021	78,471	47,076	(7)	5.48	6/28/2031	—		—
	3/16/2020	33,534	1,457	(8)	4.25	3/16/2030	—		—
	2/6/2019	18,248	—		3.16	2/6/2029	—		—
	10/3/2018	85,757	—		2.74	10/3/2028	—		—
J. Jill Hopkins, M.D.	11/1/2023	—	—		—	—	135,000	(10)	1,196,100
	11/1/2023	—	200,000	(9)	8.97	11/1/2033	—		—

(1)

Each of the outstanding equity awards in the table above granted prior to our initial public offering, or IPO, was granted pursuant to our Amended and Restated 2009 Stock Option and Restricted Stock Plan, or the 2009 Plan, or our 2018 Equity Incentive Plan, or the 2018 Plan. Each of the outstanding equity awards in the table above granted following our IPO was granted pursuant to the 2021 Plan.

(2)	Amounts are equal to $8.86, the closing price of our common stock on December 29, 2023, the last trading day of 2023, times the number of unvested restricted stock units.

(3)	The restricted stock units vest in four equal annual installments following January 23, 2023.

(4)	25% of the shares subject to this stock option vest on the first anniversary of January 23, 2023 with the remainder vesting thereafter in 36 equal monthly installments.

(5)	The restricted stock units vest in four equal annual installments following October 28, 2021.

(6)	25% of the shares subject to this stock option vest on the first anniversary of October 28, 2021 with the remainder vesting thereafter in 36 equal monthly installments.

(7)	The shares vest in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date of June 28, 2021.

(8)	The shares vest in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date of February 6, 2020.

(9)	25% of the shares subject to this stock option vest on the first anniversary of October 16, 2023 with the remainder vesting thereafter in 36 equal monthly installments.

(10)	The restricted stock units vest in four equal annual installments following October 16, 2023.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders(1)	6,123,753	(2)	8.46	(2)	6,946,623	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	6,123,753		8.46		6,946,623

(1)	Includes the following plans: the 2009 Plan, the 2018 Plan, the 2021 Plan, and our 2021 Employee Stock Purchase Plan, or the 2021 ESPP.

(2)

Consists of 5,030,351 shares issuable upon the exercise of outstanding options under the 2009 Plan, the 2018 Plan, and the 2021 Plan and 1,093,402 shares issuable upon the vesting of restricted stock units. This does not include purchase rights under the 2021 ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the current purchase period. Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(3)

As of December 31, 2023, a total of 3,307,871 shares of our common stock have been reserved for issuance pursuant to the 2021 Plan, which number excludes the 2,457,539 shares that were added to the plan as a result of the automatic annual increase on January 1, 2024. The 2021 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Plan, the 2018 Plan and the 2009 Plan will be added back to the shares of common stock available for issuance under the 2021 Plan. Our Company no longer makes grants under the 2009 Plan and 2018 Plan. As of December 31, 2023, a total of 947,639 shares of our common stock have been reserved for issuance pursuant to the 2021 ESPP, which number excludes the 335,217 shares that were added to the plan as a result of the automatic annual increase on January 1, 2024. The 2021 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of (i) 335,217 shares of our common stock, (ii) 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or (iii) such lesser number of shares as determined by the Compensation Committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2024 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own greater-than-5.0% of our common stock.

The column entitled “Shares Beneficially Owned” is based on a total of 49,504,405 shares of our common stock outstanding as of March 31, 2024.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2024, as well as restricted stock units vesting within 60 days after March 31, 2024, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Name and address of beneficial owner (1)	Shares Beneficially Owned	Percentage
> 5% Stockholders:
Matrix Capital Management Master Fund, LP (2)	6,922,870	14.0%
Eventide Asset Management, LLC (3)	5,802,682	11.7%
Adage Capital Partners, L.P. (4)	4,225,000	8.5%
Citadel-Multi Strategy Equities Master Fund Ltd. (5)	3,631,494	7.3%
Entities affiliated with Medicxi (6)	3,039,892	6.1%
Named Executive Officers and Directors:
Elisabet de los Pinos, Ph.D. (7)	1,553,901	3.1%
J. Jill Hopkins, M.D. (8)	—	*
Julie Feder (9)	341,507	*
David Johnson (10)	726,892	1.5%
Giovanni Mariggi, Ph.D.	—	—
Raj Parekh, Ph.D. (11)	32,000	*
Sapna Srivastava, Ph.D. (12)	72,243	*
Karan Takhar	—	—
Antony Mattessich (13)	67,776	*
All executive officers and directors as a group (10 persons) (14)	2,794,319	5.4%

*	Represents beneficial ownership of less than one percent.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Aura Biosciences, Inc., 80 Guest Street, Boston, MA 02135.

(2)

Information herein is based on the Schedule 13D/A filed with the SEC on November 9, 2023, jointly, by Matrix Capital Management Company LP, or Investment Manager, and David E. Goel, or together with Investment Manager, the Reporting Persons. Matrix Capital Management Master Fund, LP, or Matrix, is the record owner of 6,922,870 shares of common stock. Investment Manager is the investment advisor to Matrix with respect to the shares of common stock held by Matrix. Mr. Goel serves as the managing general partner of Investment Manager with respect to the shares of common stock held by Matrix. Karan Takhar, a member of our Board of Directors, is a senior managing director of Matrix and may be deemed to have voting and dispositive power over the shares held by Matrix. The mailing address for Matrix is 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.

(3)

Information herein is based on the Schedule 13G/A filed with the SEC on December 11, 2023, jointly, by Eventide Asset Management, LLC, or Eventide, Finny Kuruvilla, M.D. Ph. D., and Robin C. John, or collectively, the Reporting Persons, with respect to the shares owned by Eventide. Eventide Healthcare & Life Sciences Fund, or Eventide Fund, a registered investment company, is the record owner of 5,802,682 shares of common stock. Eventide is the investment advisor to Eventide Fund Eventide. Finny Kuruvilla, M.D. Ph. D., and Robin C. John have the shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition of, the shares held by Eventide and Eventide Fund. The address for each of the persons and entities named in this footnote is One International Place, Suite 4210, Boston, MA 02110.

(4)

Information herein is based on the Schedule 13G/A filed with the SEC on February 7, 2024, jointly, by Adage Capital Partners, L.P., or ACP, Adage Capital Partners GP, L.L.C., or ACPGP, Adage Capital Management, L.P., or ACM, Robert Atchinson and Phillip Gross, or together, the Reporting Persons. ACP is the record owner of 4,225,000 shares of common stock. ACPGP is the general partner of ACP. ACM is the investment manager of ACP. Mr. Atchinson is (a) a managing member of Adage Capital Advisors, L.L.C., or ACA, managing member of ACPGP, and (b) a managing member of Adage Capital Partners LLC, or ACPLLC, general partner of ACM. Mr. Gross is (a) a managing member of ACA, managing member of ACPGP, and (b) a managing member of ACPLLC, general partner of ACM. Mr. Atchinson and Mr. Gross have shared power to vote the shares beneficially owned by ACP. The address for ACP, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(5)

Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2024, jointly, by Citadel Advisors LLC, or Citadel Advisors, Citadel Advisors Holdings LP, or CAH, Citadel GP LLC, or CGP, Citadel Securities LLC, or Citadel Securities, Citadel Securities Group LP, or CALC4, Citadel Securities GP LLC, or CSGP, and Kenneth Griffin, or collectively, the Reporting Persons, with respect to the shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., or Citadel, CRBU Holdings LLC, or CRBH, and Citadel Securities. Citadel is the record owner of 3,568,099 shares of common stock, CRBH is the record owner of 37,967 shares of common stock and Citadel Securities is the record owner of 25,428 shares of common stock. Citadel Advisors is the portfolio manager of Citadel. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of CRBH and Citadel Securities. CSGP is the general partner of CALC4. Kenneth Griffin owns a controlling interest in CGP and CSGP and may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition of, the shares held by Citadel, CRBU and Citadel Securities. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel-related entities is the beneficial owner of any of our securities other than the securities actually owned by such person (if any). The address for each of the persons and entities named in this footnote is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

(6)

Information herein is based on the Schedule 13D filed with the SEC on November 10, 2021, jointly, by Medicxi Growth I LP, or Growth I, Medicxi Growth Co-Invest I LP, Growth Co-Invest I, and, together with Growth I, the Medicxi Funds, Medicxi Growth I GP Limited, or Growth I GP, and Medicxi Ventures Management (Jersey) Limited, or Medicxi Manager and, collectively with the Medicxi Funds and Growth I GP, the Reporting Person. Growth I is the record owner of 2,969,352 shares of common stock and Growth Co-Invest I is the record owner of 70,540 shares of common stock. Growth I GP is the sole managing general partner of the Medicxi Funds, and Medicxi Manager is the sole manager of the Medicxi Funds. Growth I GP and Medicxi Manager may be deemed to have voting and dispositive power over the shares held by the Medicxi Funds. The share ownership reported by the Medicxi Funds does not include any shares beneficially owned by Index Ventures Life VI (Jersey) LP and Yucca (Jersey) SLP, and each of the Medicxi Funds and their affiliates disclaim beneficial ownership of the securities beneficially owned by Index Ventures Life VI (Jersey) LP, Yucca (Jersey) SLP and their affiliates. Giovanni Mariggi, Ph.D. is a member of Medicxi and a member of our Board of Directors. The address of the principal business office of each of the Medicxi Funds is c/o Intertrust Fund Services (Jersey) Limited, 44 Esplanade, St. Helier, Jersey JE4 9WG.

(7)

Consists of (i) 131,412 shares of common stock held of record by EdlP Revocable Trust, (ii) 36,503 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2024, and (iii) options to purchase 1,385,986 shares of our common stock that are exercisable within 60 days of March 31, 2024.

(8)	Dr. Hopkins does not beneficially own any options to purchase shares of our common stock that are exercisable within 60 days of March 31, 2024.

(9)

Consists of (i) 13,305 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2024, and (ii) options to purchase 328,202 shares of our common stock that are exercisable within 60 days of March 31, 2024.

(10)

Consists of (i) 139,672 shares of common stock held by Velosity Capital Management LLC, an entity that Mr. Johnson is the sole member of, (ii) 135,667 shares of common stock held individually, (iii) 150,000 shares of common stock held in irrevocable trusts, and (iv) options to purchase 301,553 shares of our common stock that are exercisable within 60 days of March 31, 2024, which are individually held by Mr. Johnson.

(11)	Consists of options to purchase 32,000 shares of our common stock that are exercisable within 60 days of March 31, 2024.

(12)	Consists of options to purchase 72,243 shares of our common stock that are exercisable within 60 days of March 31, 2024.

(13)	Consists of options to purchase 67,776 shares of our common stock that are exercisable within 60 days of March 31, 2024.

(14)

Consists of 556,751 shares of our common stock, 49,808 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2024, and options to purchase 2,187,760 shares of our common stock that are exercisable within 60 days of March 31, 2024.